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Exhibit 10.57

Metromedia International Group, Inc.
505 Park Avenue, 21st Floor
New York, New York 10022

November 3, 2003

1 Subject: Retention Agreement

Dear Natasha:

This retention agreement ("Retention Agreement") confirms our mutual understanding that Metromedia International Telecommunications, Inc. (the "Company") will terminate your employment with the Company effective May 31, 2004 ("Termination Date"). You are expected to continue to carry out your employment duties as the General Counsel and Secretary of Metromedia International Group, Inc., subject to your appointment by the Board of Directors, through the Termination Date but the Company may decide to relieve you of the obligation to report to the office earlier.

1.
If you continue to carry out your employment duties until the earlier of (i) the Termination Date, and (ii) the date upon which the Company relieves you of the obligation to report to the office, the Company will:

(a)
Pay your monthly salary ($15,833.33) for service through the Termination Date so that the last salary check for May 2004 will be paid on the Company's next regularly occurring payroll date;

(b)
Pay you in one lump sum any accrued and unused vacation days through the Termination Date, payable in accordance with Company policy; and

(c)
Continue providing you the benefits, bonus and opportunity to satisfy your continuing legal education requirements as described in your employment agreement.

  The benefits described in this Paragraph 1 will not apply to you if you voluntarily terminate your employment or if your employment is terminated "for cause" as that term is defined in your employment agreement.

2.
You acknowledge that the Company has informed you of its intention to pay you 6-months severance in the total amount of $95,000 as follows: an amount equal to three-months severance (the "Early Payment") will be paid on the first pay-period following the execution of the Retention Agreement and an amount equal to three-months severance will be paid on the first pay-period after the Termination Date. In addition, upon your relocation to Charlotte, North Carolina the Company will provide you a housing allowance not to exceed $2,500 per month and a rental automobile allowance not to exceed $1,000 per month. The housing and automobile allowances shall be provided through the Termination Date. Further, the Company agrees that, to the extent the housing and automobile allowances are considered taxable to you, the Company shall pay you an amount equal to the federal, state and local taxes you owe that are directly related to such allowances.

3.
Notwithstanding anything herein to the contrary, your right to receive and retain the payments set forth in Paragraphs 1 and 2 is conditioned upon your entering into the release of all claims, substantially in the form attached hereto as Exhibit A (the "Release"), with the Company on your Termination Date. In this Release, you agree that payments set forth in Paragraphs 1 and 2 shall fully discharge all payment obligations of the Company with respect to your employment.

4.
If you voluntarily terminate your employment prior to the Termination Date, are terminated for cause, or if you fail to execute a Release, you must repay the Company the amount of your Early Payment plus interest thereon at the rate of 2% within thirty days of the date of such termination and you shall not be entitled to any payment of severance. Any amounts owed with respect to such Early Payment may be offset against amounts owed to you by the Company. Further, your housing and automobile allowances shall cease as of the date that your employment with the Company terminates.

5.
In the event the Company or its parent files a petition for relief with a United States Bankruptcy Court (the "Court"), the benefits and payments provided under this Retention Agreement may require the approval of the Court.

6.
The obligations and liabilities of the Company hereunder will be binding upon any corporation or other entity acquiring all or substantially all the assets of the Company, whether by operation of law or otherwise, and the rights of the Company hereunder will inure to the benefit of any such corporation or other entity.

7.
This Retention Agreement will be construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

8.
The invalidity or unenforceability of any provision of this Retention Agreement will not affect the validity or enforceability of any other provision of this Retention Agreement, and each other provision will be severable and enforceable to the extent permitted by law.

9.
This Retention Agreement contains the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes all prior written communications, representations and negotiations in respect thereto.

10.
All payments made hereunder will be subject to all applicable federal, state and local deductions and withholdings.

11.
You agree that this Retention Agreement constitutes an amendment to your employment agreement. Other    than as specifically modified herein, your employment agreement remains unchanged and in full force and effect, including without limitation, provisions in your employment agreement relating to confidentiality, non-competition and non-solicitation. Further, you agree that this Retention Agreement constitutes adequate notice of termination otherwise required under your employment agreement. By countersigning this Retention Agreement, you agree to continue employment on the terms and conditions stated in this Retention Agreement with immediate effect.

We thank you for your contribution to the Company and wish you all the best in your future career.

Sincerely,

/s/ HAROLD F. PYLE, III

Harold F. Pyle, III Executive Vice President Finance, Chief Financial Officer and Treasurer

Acknowledged and Agreed

I understand my continuing confidentiality obligations and certify that I have not disclosed Company proprietary information to any person or entity.

/s/ NATASHA ALEXEEVA Natasha Alexeeva	November 3, 2003 Date

EXHIBIT A
RELEASE OF ALL CLAIMS

1.
Release. (a) In consideration of the promises of Metromedia International Telecommunications, Inc. (the "Company") set forth in the Retention Agreement of November 3, 2003, in particular Paragraphs 1 and 2, (to which this Release is an exhibit), and payment to you by the Company of severance in the amount of $95,000 as described in Paragraph 2 of the Retention Agreement, and except with respect to the Company's obligations arising under or preserved in this Release, you, for and on behalf of yourself and your heirs and assigns, hereby waive and release any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to your employment or termination of employment with, or your serving in any capacity in respect of, the Company and any of its affiliates or subsidiaries (collectively, the "Company Group"), both known and unknown, in law or in equity, which you may now have or ever had against the Company Group or any officer, trustee or employee of the Company Group (collectively with the Company Group, the "Releasees"), including, without limitation, any claim for any severance benefit which but for the Release might have been due you under any previous release or agreement executed by and between you and the Company, and any complaint, charge or cause of action arising out of your employment with any member of the Company Group under the Age Discrimination in Employment Act of 1967 ("ADEA," a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, all as amended; and all other Federal, state and local laws. By signing this Release you acknowledge that you intend to waive and release any rights known or unknown which you may have against the Releasees under these and any other laws; provided that, you do not hereby waive or release claims with respect to the right to enforce this Release.

(b)
You acknowledge that any and all sums which are due you in connection with your employment, whether contractual or based on local, State, Federal or foreign law, have been paid to you by the Company as of the date of this Release, and that except for any payments due to you hereafter under the terms of your Retention Agreement, you have no claim against the Releasees for any such sums. Further, you acknowledge that payment of all amounts described in Paragraphs 1 and 2 of the Retention Agreement shall fully discharge any and all payment obligations owed to you by the Company Group with respect to your employment by the Company or any member of the Company Group.

(c)
You acknowledge that you have made reasonable efforts to ascertain whether the Company owes any taxes or other levies, whether contractual or based on local, State, Federal or foreign law, in respect of your employment and that based on your investigations the Company does not owe any such taxes or other levies to any United States agency or other taxing authority in respect of your employment and you agree to hold the Releasees harmless for non-payment of any taxes or other levies which have not been disclosed to you or by you as of the date of this Release.

(d)
You acknowledge that you have not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or Federal agency, court or other body relating to your employment or the termination thereof (each individually a "Proceeding"). You represent that do not have knowledge that there is any basis on which such a Proceeding could reasonably be instituted.

(e)
You (i) acknowledge that you will not initiate or cause to be initiated on your behalf any Proceedings and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"). Further, you understand that by entering into the Release, you will be limiting the availability of certain remedies that you may have against the Company and limiting also your ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Section 1 shall prevent you from (if you are over 40 years of age)(i) initiating or causing to be initiated on your behalf any complaint, charge, claim or proceeding against the Company before any local, state or Federal agency, court or other body challenging the validity of the waiver of your claims under ADEA contained in Section 1 of the Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

  (f)
  If you are over 40 years of age, you acknowledge that you have been given twenty-one (21) days from the date of receipt of the Release to consider all the provisions of the Release and you hereby knowingly and voluntarily waive said given twenty-one (21) day period.

  (g)
  YOU FURTHER ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE CAREFULLY, HAVE BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTAND THAT BY SIGNING BELOW YOUR ARE GIVING UP CERTAIN RIGHTS WHICH YOU MAY HAVE TO SUE OR TO ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 AND THE OTHER PROVISIONS HEREOF. YOU ACKNOWLEDGE THAT YOU HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE AND YOU AGREE TO ALL OF ITS TERMS VOLUNTARILY.

  (h)
  You shall have seven (7) days from the date of your execution of the Release to revoke this Release, including the release given under this Section 1 with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If you revoke the Release including, without limitation, the release given under this Section 1, you will be deemed not to have accepted the terms of the Release, and no action will be required of the Company under any Section of the Release.

2.
Availability of Relief. In the event that you fail to abide by any of the terms of the Release, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are subsequently due under the Release, without waiving the release granted herein.

3.
Miscellaneous. Any notice given pursuant to the Release to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered, to such party's address as set forth above, or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto. This Release may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by you and the Company. This Release shall be binding upon and inure to the benefit of you and the Company and our respective heirs, successors and assigns.

4.
Taxes. You shall be responsible for the payment of any and all required Federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to you under the Release. Notwithstanding any other provision of the Release, the Company may withhold from amounts payable under the Release all Federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.

5.
Severability. In the event that any provision of the Release is determined to be invalid or unenforceable, the remaining terms and conditions of the Release shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

6.
Non-Admission. Nothing contained in the Release shall be deemed or construed as an admission of wrongdoing or liability on your part or on the part of the Company.

7.
Governing Law/Venue. This Release shall be governed by, and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws. Any dispute regarding the Release shall be adjudicated in the state or Federal courts located in New York county.

If you are in agreement with the foregoing, please sign below and return two copies of this letter to the undersigned.

METROMEDIA INTERNATIONAL TELECOMMUNCATION, INC.

By:
Harold F. Pyle, III Executive Vice President Finance, Chief Financial Officer and Treasurer
Accepted and agreed:

Natasha Alexeeva Date:

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  Exhibit 10.57
EXHIBIT A RELEASE OF ALL CLAIMS